  Exhibit 10.1

 JOINT VENTURE AGREEMENT

THIS JOINT VENTURE AGREEMENT (this “Agreement”) is made and entered into on September 21, 2018 (the “Effective Date”), by and among SANUWAVE Health, Inc., a Nevada corporation (“Sanuwave”), Johnfk Medical Inc., a Taiwan corporation (“JohnFK”), and Holistic Health Institute Pte. Ltd (“HHI”) (with such company name subject to confirmation by Singapore Government), a private limited company to be incorporated in the Republic of Singapore (the “Company”) and which shall execute a joinder to this Agreement. The Shareholders and the Company are also referred to herein together as the “Parties” and individually as a “Party”. Capitalized terms used herein are also defined in Exhibit A.

RECITALS

WHEREAS, the Parties wish to form a joint venture company to undertake the Business (as such term is defined below);

WHERAS, the Company is a private company limited by shares and was formed to be the corporate vehicle through which the Business will be conducted;

WHEREAS, this Agreement regulates, amongst other matters, the operation, management and control of the Company and the relationship between the Shareholders; and

NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
PURPOSE AND UNDERTAKINGS

1.1 Purpose of the Company. The business of the Company shall be to (a) sell, rent and distribute the Company’s dermaPACE and orthoPACE devices, (b) refurbish and maintain applicators for usage by clients, and (c) carry on such other businesses and activities and make such other investments as may be approved by the Board from time to time (collectively, the “Business”).

1.2 Shareholder Obligations. Sanuwave and JohnFK shall exercise their respective rights and powers with respect to the Company in accordance with, and so as to give effect to, this Agreement.

1.3 Responsibilities.

(a) Sanuwave. Sanuwave shall provide to the Company:

(i) FDA and CE approved products for an agreed cost;

(ii) Access to treatment protocols;

(iii) Scientific and commercial know-how within this specific medical application;

(iv) Access to training;

(v) Access to marketing and sales material;

(vi) Support for conferences and establishment of a Key Opinion Leader (KOL), a person who has published papers in a peer-reviewed journal; and

(vii) Management expertise and activation protocols for study design.

(b) JohnFK. JohnFK shall provide to the Company:

(i) Capital to purchase and roll out the implementation plan of sale and placement of devices;

(ii) Human capital and sales recourses for Singapore, Malaysia, Brunei, Cambodia, Myanmar, Laos, Indonesia, Thailand, Philippines, Vietnam, and the future regions to successfully implement the sales and marketing plan per country as specified;

(iii) Reports covering all areas of operations, sales and marketing per country;

(iv) Identification of new KOL’s as well as clinical trial and poster access availability; and

(v) Localized training as per Sanuwave guidelines and criteria.

(c) HHI. (subject to approval) shall build up an equipment purchasing team in Singapore to purchase Sanuwave’s dermaPace and orthoPace devices. JohnFK shall find a location for refurbishment. JohnFK has the right to hire or appoint the right persons for HHI to carry out routine work for the Business. HHI shall appoint at least two people in each region to attend the training courses provided by Sanuwave. The training session will run for two weeks, where first week will be conducted in U.S. at the locations designated by Sanuwave. The second week will be conducted in the local region to the Company. All training costs should be charged to HHI.

Current plan for training program is as follows:

Malaysia : November to December, 2018, exact date to be confirmed.

Indonesia : January to February, 2019, exact date to be confirmed.

Taiwan : February to March, 2019, exact date to be confirmed.

1.4 Compliance with Laws. The Shareholders shall exercise their respective rights and powers hereunder to ensure (and shall cause the Directors they appoint hereunder to exercise their respective rights and powers to ensure), so far as they lawfully can, that the Business is conducted in compliance with all Laws, including Laws relating to anti-bribery and anti-corruption (collectively, “Anti-Corruption Laws”). Specifically, in connection with this Agreement, the Shareholders will not:

(i)
violate the Anti-Corruption Laws;

(ii)
pay, offer, promise to pay or authorize the payment of, directly or indirectly, any money, gift or anything of value to any government or party official, candidate or employee, at any level, including employees of state-owned enterprises, for the purpose of influencing any act or decision of such person or party in order to obtain or retain any improper business advantage, business, or to direct business to any person;

(iii)
offer, promise, give, request, or agree to receive or accept a financial benefit or other advantage as an incentive to obtain, or in exchange or as a reward for, obtaining an improper business advantage; or

(iv)
request, agree to receive, or accept a financial benefit or other advantage as a reward for improperly performing any function in connection with the Shareholder’s performance of its responsibilities under this Agreement.

ARTICLE II
CORPORATE GOVERNANCE

2.1 Board. The Company shall be managed, and the Business shall be conducted, by or under direction of the Board and in accordance with the Business Plan. The Board, in its sole discretion, may delegate responsibility for implementing the Board’s decisions and conducting the Company’s day-to-day operations to executive officers appointed by the Board.

2.2 Board Composition. The Board shall consist of five Directors, two of whom shall be designated by Sanuwave (the “Sanuwave Directors”) and two of whom shall be designated by JohnFK (the “JohnFK Directors”). One additional Singaporean national or permanent resident shall be jointly designed by the Parties for the purposes of local law compliance and shall be classified as a non-active resident Director (the “Resident Director”). Each Shareholder shall vote its Securities and exercise its powers in relation to the Company (and shall procure that the Directors it has nominated for appointment hereunder exercise their respective rights and powers) to give effect to the provisions of this Article II and shall take all necessary actions to ensure that the composition of the Board is as set forth in this Section 2.2.

The initial Sanuwave Directors are Kevin Richardson and André Mouton. The initial JohnFK Directors are Fei Kai Syu and Chien-Chang Lo. The Resident Director will not be involved in any day-to-day management, financial, or operational matters of the Company. The Parties shall procure that a Resident Director remains in place at all times and shall fulfill any and all Singapore residency requirements under S.145(1) of the Companies Act Cap.50.

2.3 Removal and Replacement of Directors. A Shareholder having the right to nominate a Director for appointment pursuant to Section 2.2 shall also have the right to require the removal of such Director at any time, effective upon delivery of written notice to the Company, the Director to be removed and the other Shareholder. Any vacancy in the office of a Director for any reason (including removal pursuant to this Section 2.3) shall be filled by the Shareholder having the right to nominate the Director to whom such vacancy relates. A Director may not be removed from the Board without the prior written approval of the Shareholder having the right to nominate such Director for appointment. Notwithstanding the foregoing, Sanuwave and JohnFK shall not instruct the Resident Director to vacate his or her directorship to the extent that doing so would conflict with or cause a violation of any Singapore residency requirements under S.145(1) of the Companies Act Cap.50.

2.4 Board Meetings.

(a) Power to Convene and Notice. Any Director shall have the authority to convene meetings of the Board. Board meetings shall be held either in Singapore (with remote participation permitted pursuant to Section 2.4(b) below) or telephonically and the time and place of Board meetings shall be decided by the Directors. The Board shall meet at least once during each calendar quarter and written notice of all Board meetings shall be given not less than ten (10) Business Days in advance of each meeting unless the interests of the Company would be likely to be adversely affected to a material extent if the business to be transacted is not dealt with as a matter of urgency, in which case at least forty-eight (48) hours’ written notice of the Board meeting must be given to each Director (provided, that such notice period may be shortened with the written consent of all of the Directors or actual attendance by all Directors, without objection, at a Board meeting).

(b) Meetings. Any Director may validly participate in a Board meeting by telephone or any other form of communication equipment (provided, that all persons participating in the meeting are able to hear and speak to each other throughout the meeting), by a series of telephone calls from or arranged by the Chairman, Fei- Kai Syu, of the meeting or by exchange of communication in electronic form addressed to the Chairman of the meeting.

(c) Quorum; Resolutions. A quorum shall be deemed to exist for purposes of Board actions so long as (i) Directors constituting a majority of the entire Board and (ii) at least one (1) Sanuwave Director and at least one (1) JohnFK Director are present. Any action, determination or resolution of the Board shall require the affirmative vote of Directors constituting a majority of the entire Board.

(d) Action by Written Consent. Subject to Section 2.5, any action that may be taken by the Directors at a duly constituted meeting may be taken by a written resolution (in one or more counterparts) signed by all the Directors.

2.5 Deadlock.

(a) Deadlock Event. If any disagreement between the Parties results in the inability of the Board to approve any action due to a tie vote between the Sanuwave Directors, on the one hand, and the JohnFK Directors, on the other hand, then a deadlock event (a “Deadlock Event”) shall be deemed to have occurred.

(b) Deadlock Resolution. [If a Deadlock Event occurs, both Parties shall hold meetings and invite law firms or audit firms to be third parties to solve the deadlock event.]

(c) Shareholder Reserved Matter Consents. The Company shall not take or agree to take any of the following actions without obtaining the prior written approval of the Shareholders; provided, that such approval shall not be required where such matter is: (I) required by Law; (II) agreed in writing between Sanuwave and JohnFK; or (III) expressly provided for in or by the Business Plan:

(i) any offering of Securities or the authorization or issuance of any Securities (including the terms and price for such issuance);

(ii) any change to the composition or size of the Board or the creation of new committees of the Board; and

(iii) any material change to the rights, preferences, and privileges of any Securities in a manner that would adversely affect the existing Shareholders.

2.6 Shareholder Meetings. Shareholders of the Company shall receive notice of each Shareholders’ meeting at least twenty-one (21) calendar days before the scheduled date of such meeting; provided, that such notice period may be reduced with the written consent of all Shareholders. The Company shall have at least one Shareholders’ meeting each calendar year. Such meeting will take place at such time and place as is determined by the Board.

2.7 Tax Classification of the Company. It is intended that the Company be classified as a partnership for U.S. federal income tax purposes. The Company shall file an election pursuant to Section 301.7701-3(c) of the United States Treasury Regulations to be treated as a partnership and shall not file any election thereunder to be treated as an entity other than a partnership. The Company shall not take any action inconsistent with such election.

ARTICLE III
BUDGETS AND CAPITAL CALLS

3.1 Initial Shareholdings. As of the Effective Date: (a) Sanuwave shall hold Shares (constituting fifty percent (50%) of the entire issued share capital of the Company); and (b) JohnFK shall hold Shares constituting fifty percent (50%) of the entire issued share capital of the Company). The Company shall receive an initial cash injection of USD 1,000,000 (the “Cash Advance”).

3.2 Further Investment. Other than as specifically provided in this Agreement (including pursuant to Section 3.4 below), neither Shareholder shall have any obligation to contribute funds or property to the Company or to make or provide any debt financing or other financial assistance to the Company, including without limitation, in the event that any Person makes any filing or any petition or application, or convenes any meeting, for the winding up, administration or judicial management of the Company or the appointment of any receiver (including an administrative receiver), liquidator, judicial manager, trustee, administrator or custodian in respect of the whole or a material part of the business or assets of the Company. In addition, no Shareholder shall be obliged to give any guarantee, indemnity or other assurance or security interest in respect of the liabilities or obligations of the Company.

3.3 Business Plan.

(a) The Shareholders shall cause their respective Directors to adopt, as soon as practicable after the Effective Date (and in no event later than thirty (30) days after the Effective Date), the first Business Plan, which shall cover the period from the Effective Date until thirty (30) days, sixty (60) days and ninety (90) days after the Effective Date.

(b) Thereafter, the Company shall prepare the revised Business Plan for approval by the Board prior to the end of the 90-day period from the Effective Date; provided, that if the revised Business Plan is not approved by the Board, then during such time that the revised Business Plan has not been approved, the Company shall operate pursuant to the most recently approved Business Plan.

3.4 Working Capital. Notwithstanding Section 3.2 above, JohnFK shall fund in cash the working capital requirements for operations and overhead of the Company until it is set-up. With reference to the MOU signed on 14 June, 2018, the Shareholders shall procure that all HHI net profits shall be directed to repay Ms. Fei Kai Syu the following amounts: (i) USD500,000 and (ii) the Cash Advance.

3.5 Tax Distributions. Subject to applicable Law, the Company shall make distributions of Distributable Cash to each of the Shareholders with respect to each taxable year of the Company designed to assist either of the Shareholders in satisfying its tax liabilities resulting from the ownership of Shares in the Company (“Tax Distributions”). On any date on which the Company makes a Tax Distribution, the total amount paid to the Shareholders shall at all times be in accordance with the number of Shares in the Company owned by each Shareholder (regardless of such Shareholder’s Tax Liability Amount). The amount of the Tax Distribution to be made by the Company shall be determined by computing the Tax Liability Amount for each Shareholder for the tax year in question and then computing the Tax Distribution by utilizing the Tax Liability Amount for the Shareholder which is largest. Appropriate disbursements of the Tax Distribution for each taxable year will be made on a quarterly basis within sixty (60) days following the end of each calendar month for which estimated taxes are owed in the United States (i.e., January, April, June, and September) on the basis of estimates of the income of the Company (and, in turn, the Tax Liability Amount of the relevant Shareholder), with a true-up to be made for each taxable year after the Company’s actual taxable income has been determined.

3.6 Annual Distributions. Subject to applicable Law, within sixty (60) days following the conclusion of each calendar year, commencing with calendar year 2018, the Company shall make distributions of Distributable Cash (which takes into account reasonable reserves as set forth in the definition thereof) (i) first to JohnFK in an amount equal to JohnFK’s capital contribution and (ii) thereafter to each Shareholder pro rata in accordance with their respective Shares.

ARTICLE IV
TRANSFER OF SHARES

4.1 No Transfer. Except for Permitted Transfers under Section 4.3, neither Shareholder shall Transfer any Securities or any interest therein without the prior written consent of the other Shareholder.

4.2 Change in Control of a Shareholder. A merger, sale of shares, or other transaction or event constituting or giving rise to a change in control of a Shareholder (a “Change of Control Transaction”) shall not constitute a Transfer of Securities held by such Shareholder for purposes of Section 4.1 (and shall therefore not require the prior written consent of the other Shareholder in accordance with the provisions of Section 4.1).

4.3 Permitted Transfers. Notwithstanding any other provision of this Agreement to the contrary, a Shareholder may Transfer its Securities to any other Person that is an Affiliate of the Shareholder and is not a competitor of the Company (a “Permitted Transferee”); provided, that such transfer does not have or threaten to have any adverse tax, entity termination or other consequences for the Company or any other Shareholder; provided, further, that: (a) no such Transfer shall relieve the transferring Shareholder of any of its obligations hereunder (and such transferring Shareholder shall be jointly and severally liable with the Permitted Transferee for any violation or breach hereof from the effective date of such Transfer); and (b) such Shareholder shall reacquire all Securities which were Transferred to the Permitted Transferee prior to the Permitted Transferee ceasing to be a Permitted Transferee of such Shareholder or such Securities shall be transferred to another Permitted Transferee.

ARTICLE V
INDEMNIFICATION; reliance

5.1 Hold Harmless; Indemnification. Each Shareholder (the “Indemnifying Party”) shall indemnify and hold harmless the other Shareholder and its Affiliates and the Company and their respective representatives and their successors and permitted assigns (collectively, the “Indemnified Parties”) from and against any and all damages, liabilities, losses, claims, assessments, judgments, taxes, fines, penalties, interest, costs and expenses (including reasonable fees of counsel), as the same are incurred, of any kind or nature whatsoever (including all amounts reasonably incurred in investigation, defense or settlement of the foregoing) (collectively, “Losses”) which may be sustained or suffered by any such Indemnified Party based upon, arising out of, or by reason of any third party claim (i.e., a claim by a Person that is not an Indemnified Party or an Affiliate of the Indemnified Parties arising from any material breach by such Indemnifying Party of any representation, warranty, covenant or undertaking under this Agreement.

5.2 Reliance by the Parties. The representations, warranties, covenants and undertakings of each Party contained in this Agreement shall: (i) be deemed to have been relied upon by each other Party; (ii) bind the successors and assigns of such Party, whether so expressed or not, and all such representations, warranties, covenants and undertakings shall inure to the benefit of the other Parties and their respective successors and assigns; and (iii) survive the Effective Date.

ARTICLE VI
ADDITIONAL COVENANTS

6.1 Access to Information. Any information obtained by the Shareholders through exercise of rights granted under this Section 6.1 shall, to the extent constituting Confidential Information hereunder, be subject to the confidentiality provisions set forth in Section 6.2.

(a) Reporting. The Company shall provide to each Shareholder (i) within ninety (90) days after the end of the Company fiscal year, the annual audited consolidated financial statements of the Company for such fiscal year, (ii) within thirty (30) days after the end of each month, unaudited consolidated monthly financial statements, (iii) with reasonable promptness, any other information reasonably requested by a Shareholder, including information relating to the consolidation or reconciliation of the books of the Company and the books of such Shareholder. All financial statements of the Company shall include a balance sheet, income statement and statement of cash flows prepared in accordance with SFRS. The audited annual financial statements of the Company shall be prepared by the auditors of the Company from time to time.

(b) Returns. The Company shall prepare or cause to be prepared all tax returns of the Company (the “Returns”) for each year for which such Returns are required to be filed, including all information statements and reports required to be delivered to any Shareholder in order for such Shareholder or an owner of an interest in a Shareholder to be able to determine its liability with respect to taxes in any jurisdiction where it is subject to such liability.

(c) Inspection. During the regular office hours of the Company, and upon reasonable notice to the Company, each Shareholder shall have reasonable access to all properties, books of account, and records of the Company and the right to make copies from such books and records at its own expense.

(d) Directors’ Disclosure of Company Information. The Parties agree that:

(i) any Sanuwave Director may disclose any and all information which he has in his capacity as a Director, being information that would not otherwise be available to him, to Sanuwave, provided that such disclosure is not likely to prejudice the Company; and

(ii) any JohnFK Director may disclose any and all information which he has in his capacity as a Director, being information that would not otherwise be available to him, to JohnFK, provided that such disclosure is not likely to prejudice the Company; and

(iii) the Shareholders shall procure that the Board passes appropriate resolutions to approve the aforesaid disclosures of information.

6.2 Confidentiality.

(a) Obligation. Any Party (the “Receiving Party”) receiving Confidential Information of any other Party (the “Disclosing Party”) in connection with this Agreement shall not (i) use any such Confidential Information for any purpose other than in the performance of its obligations under this Agreement or (ii) disclose any such Confidential Information, except (A) to its employees and Affiliates who are reasonably required to have the Confidential Information in connection with this Agreement, (B) to its agents, representatives, lawyers and other advisers and financiers that have a need to know such Confidential Information, or (C) as required by Law or in connection with the enforcement of this Agreement. The Receiving Party shall take all reasonable measures to protect the secrecy and confidentiality of, and avoid disclosure or unauthorized use of, the Disclosing Party’s Confidential Information.

(b) Damages Inadequate. Each Party acknowledges and agrees that (i) its obligations under this Section 6.2 are necessary and reasonable to protect the other Parties, (ii) any violation of these provisions could cause irreparable injury to the other Parties for which monetary damages would be inadequate, and (iii) as a result, the Disclosing Party shall be entitled to obtain injunctive relief against the threatened breach of this Section 6.2 without the necessity of proving actual damages. The Parties agree that the remedies set forth in this Section 6.2 are in addition to and in no way preclude any other remedies or actions that may be available at Law or under this Agreement.

6.3 Anti-Corruption Laws. Each Shareholder hereby represents and warrants to the other Shareholder that, to its knowledge, neither such Shareholder nor any of its directors have been convicted of violating any Anti-Corruption Law or have been in the last five years from the date hereof, been subject to any investigation or proceeding by any governmental authority for potential corruption or violation of any Anti-Corruption Law.

ARTICLE VII
TERM AND TERMINATION

7.1 Term. This Agreement shall be effective as of the Effective Date, and shall continue in effect until terminated pursuant to Section 7.2.

7.2 Termination. This Agreement may be terminated as follows:

(a) upon the mutual written agreement of the Parties;

(b) by either Shareholder, effective immediately upon written notice to the other Shareholder and the Company, in the event the other Shareholder is dissolved, liquidated or declared bankrupt, a voluntary or involuntary bankruptcy filing is made with respect to such Party or any petition for any other insolvency proceedings has been filed under Law;

(c) by either Shareholder in the event that the other Shareholder (for the avoidance of doubt, including such Shareholder’s Permitted Transferees) ceases to own any Securities;

(d) by either Shareholder in the event that the Business Plan has not been adopted by the Board by October 31, 2018; or

(e) by either Shareholder, in the event of material breach by the other Shareholder of this Agreement, which breach has not been cured or is not curable by such other Shareholder within 15 Days of such other Shareholder becoming aware of such material breach.

7.3 Effect. Upon termination of this Agreement, the Shareholders shall negotiate in good faith a possible purchase by one Shareholder of all outstanding Securities held by the other or the sale of the Company to a third party. If, notwithstanding their good faith negotiations, the Shareholders are unable to agree upon such a purchase or sale within thirty days of the notice of termination, the Parties shall cooperate to cause the Company to be liquidated as promptly as practical in accordance with Law. Unless otherwise required by Law, all distributions made to Shareholders on liquidation shall be paid to each Shareholder pro rata in accordance with its respective Shares. The dermaPace and orthoPace licenses in Taiwan and SEA (the SEA region will include Singapore, Malaysia, Brunei, Cambodia, Myanmar, Laos, Indonesia, Thailand, Philippines, Vietnam and the future regions) shall revert to Sanuwave Health Inc. The rights and obligations of the Parties under Sections 6.2 and Article VIII shall survive any termination of this Agreement.

ARTICLE VIII
MISCELLANEOUS

8.1 Governing Law. This Agreement and any non-contractual negotiations connected with it and any dispute arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of Singapore.

8.2 Dispute Resolution.

(a) The Parties intend that all disputes between Parties arising out of or relating to this Agreement may be settled by the Parties amicably through good faith discussions in accordance. Where a written request from any Party with respect to a dispute or deadlock has been served (each, a “Resolution Notice”), each Shareholder shall, within ten (10) Business Days of the service of the Resolution Notice, cause its respective chairman or chief executive officer to try to resolve the dispute and such discussions shall include, at a minimum, good faith discussions among the respective chairmen and/or chief executive officers of each Shareholder during the thirty (30) day period following delivery of the Resolution Notice. If such persons agree on a resolution of the matter, they shall sign a statement setting out the terms of the resolution and shall deliver such statement to the Company copied to the Shareholders and the Shareholders shall exercise the voting rights and other powers of control available to them in relation to the Company to procure that the resolution is fully and promptly carried into effect.

(b) any dispute arising out of or in connection with this contract, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (“SIAC”) in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this clause.

(c) The seat of the arbitration shall be Singapore.

(d) The arbitral tribunal shall consist of one arbitrator.

(e) The language of the arbitration shall be in English.

8.3 Claims on Behalf of and Against the Company. If a dispute arises or a claim or Proceedings are brought either (i) by the Company against any Shareholder or any Affiliate of any Shareholder; or (ii) by any Shareholder or any Affiliate of any Shareholder against the Company, the Board (excluding the Director(s) nominated by the Shareholder who is, or whose Affiliate is, the subject of or a party to the relevant dispute, claim or Proceedings) shall have the sole and exclusive right to act on behalf of the Company with respect to any such dispute, claim or Proceedings. Such power shall include, in each case, the sole right to initiate, prosecute and settle any such dispute, claim or Proceedings on behalf of the Company. Each Party shall take such actions as may be necessary to give effect to this Section 8.3 including for the avoidance of doubt, abstaining from exercising, or seeking to exercise, any rights that such Shareholder or such Director nominated by such Shareholder has or may have pursuant to this Agreement including under Section 2.5 to the extent that the exercise of such rights relates to or is connected with such dispute, claim or Proceedings.

8.4 Remedies Cumulative. The remedies provided in this Agreement shall be cumulative and shall not preclude any Party from asserting any other right, or seeking any other remedies, against another Party.

8.5 Relationship of the Parties. The Parties are independent contractors and no provision of or action pursuant to this Agreement shall constitute any Party acting as the agent of another Party for any purpose or in any sense whatsoever. Nothing contained in this Agreement is intended to, or shall be deemed to, create a partnership or fiduciary relationship between or among Parties for any purpose, and the Parties hereby waive all fiduciary duties to one another to the fullest extent permitted under applicable Law. No Party shall take a position contrary to this Section 8.5.

8.6 Conflicts with Articles. In the event of any conflict, ambiguity or discrepancy arising between any term of this Agreement and any provision of the Articles, the terms of this Agreement shall prevail as among the Parties and the Shareholders shall procure that the Articles are amended to reflect the provisions of this Agreement. Each Shareholder agrees that it will not exercise any rights conferred on it by the Articles which are or may be inconsistent with its rights or obligations under this Agreement.

8.7 Definitions; Interpretation.

(a) Certain Definitions. Capitalized terms used but not defined in the main body of this Agreement shall have the meanings assigned to them in Annex A.

(b) Treatment of Ambiguities. The Parties acknowledge that each Party has participated in the drafting of this Agreement, and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) References; Construction. Unless otherwise indicated herein, with respect to any reference made in this Agreement to a Section, Article, Annex, Schedule or Exhibit, such reference shall be to a section or article of, or an annex, schedule or exhibit to, this Agreement. The article and section headings contained in this Agreement and the recitals at the beginning of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any reference made in this Agreement to a statute or statutory provision shall mean such statute or statutory provision as it has been amended through the date as of which the particular portion of the Agreement is to take effect, or to any successor statute or statutory provision relating to the same subject as the statutory provision so referred to in this Agreement, and to any then applicable rules or regulations promulgated thereunder. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed, unless the context clearly indicates to the contrary, to be followed by the words “but (is/are) not limited to.” The words “herein,” “hereof,” “hereunder” and words of like import shall refer to this Agreement as a whole (including its Annexes, Schedules and Exhibits), unless the context clearly indicates to the contrary. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate. References to this Agreement or any other document are to that document as from time to time amended, restated, novated or replaced. Where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict the construction of the general statement which is being clarified or illustrated.

8.8 Notices and Contact Information.

(a) Notices. Each notice, demand or other communication given or made under this Agreement shall be in writing in English and delivered or sent to the relevant Party at its address or electronic mail address detailed below (or such other address as the addressee has by five days’ prior written notice specified to the other Parties). Any notice, demand or other communication given or made by letter between countries shall be delivered by air mail or major international courier. Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been delivered, (i) if delivered in person or by messenger, when proof of delivery is obtained by the delivering party; (ii) if sent by post within the same country, on the third day following posting, and if sent by post to another country, on the seventh day following posting; and (iii) if given or made by email, upon dispatch, provided that the delivering party does not receive a transmission report indicating such email was not given or made.

(b) Addresses; Email Address. The initial address and email address for each Party for the purposes of this Agreement are:

Sanuwave:
SANUWAVE Health, Inc.
3360 Martin Farm Road, Suite 100
Suwanee, GA 30024 USA
Attn: [To be confirmed]
Email: [To be confirmed]

JohnFK:
JohnFK Medical Inc.
916 Zhongzheng road, Zhonghe District
New Taipei city, Taiwan
Attn: [To be confirmed]
Email: [To be confirmed]

The Company:
Holistic Health Institute (HHI)
[To be confirmed
Attn: [To be confirmed
Email: [To be confirmed

8.9 Expenses. Except as otherwise noted herein, each Party shall bear the expenses incurred by it in connection with the negotiation and execution of this Agreement and the performance of its obligations hereunder.

8.10 Assignment. No Party shall assign, or suffer or permit an assignment (by operation of law or otherwise), of its rights or obligations under or interest in this Agreement without the prior written consent of the other Party. Any purported assignment or other disposition by a Party shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing, each Shareholder shall have the right to assign its rights hereunder to any Permitted Transferee through which it holds any Securities in accordance with the provisions of Section 4.3.

8.11 Amendment and Waiver. This Agreement may not be amended, modified or supplemented except by a written instrument executed by each Party hereto. No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

8.12 Entire Agreement. This Agreement constitutes the entire agreement between the Parties and their Affiliates relating to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, between the Parties and their Affiliates (including the Memorandum of Understanding, dated June 14, 2018, entered into by and between Sanuwave and JohnFK).

8.13 Severability.

(a) Each and every obligation under this Agreement shall be treated as a separate obligation and shall be severally enforceable as such.

(b) If a term of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any jurisdiction, that will not affect (i) the legality, validity or enforceability in that jurisdiction of any other term of this Agreement or (ii) the legality, validity or enforceability in any other jurisdictions of that or any other term of this Agreement. Such term shall be replaced by a mutually acceptable provision, which being valid, legal, enforceable comes closest to the intention of the Parties underlying such illegal, invalid or unenforceable provision.

8.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be binding as of the Effective Date, and all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. The exchange of copies of this Agreement and of signature pages by facsimile transmission, portable document format (.pdf) or other electronic format shall be deemed to be their original signatures for all purposes.

8.15 Continuing Liability. Termination of this Agreement for any reason shall not release any Party from any liability or obligation which has already accrued as of the effective date of such termination, and shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, which a Party may have hereunder, at law, equity or otherwise or which may arise out of or in connection with such termination.

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The Parties hereto have executed this Agreement as of the Effective Date.

SANUWAVE HEALTH, INC.

By: /s/ Kevin A. Richardson II

Name: Kevin A. Richardson II

Title: CEO & Chairman

JOHNFK MEDICAL INC.

By: /s/ Fei-Kai Syu

Name: Fei-Kai Syu

Title: Chairman & CEO

The Company shall be deemed to adhere to this Agreement as of the date of execution of a joinder agreement.

ANNEX A

DEFINITIONS

“Affiliate” means (i) with respect to any entity, any other Person directly or indirectly controlling, controlled by, or under common control with such entity and (ii) with respect to an individual, any other person directly or indirectly controlled by such individual; and the term “Affiliated” has a corresponding meaning.

“Agreement” has the meaning specified in the Preamble.

“Anti-Corruption Laws” has the meaning specified in Section 1.4.

“Articles” means the Memorandum and Articles of Association of the Company, to be adopted by the Company in the form agreed by the Parties and as amended from time to time.

“Board” means the board of directors of the Company.

“Business” has the meaning specified in Section 1.1.

“Business Day” means a day other than a Saturday or Sunday or any other public holiday on which banks are open for business in Singapore, Tokyo, Japan and New York, New York.

“Business Plan” means the business plan for the Company prepared, adopted and as revised from time to time, in accordance with Sections 2.6 and 3.3.

“Chairman” means a member of the Board appointed Chairman in accordance with the Articles of the Company.

“Change of Control Transaction” has the meaning specified in Section 4.2.

“Company” has the meaning specified in the Preamble.

“Confidential Information” means (i) proprietary information (whether owned by the Disclosing Party or a third party to whom the Disclosing Party owes a non-disclosure obligation) regarding the Disclosing Party’s business, (ii) information which is marked as confidential at the time of disclosure to the Receiving Party, or if in oral form, is identified as confidential at the time of oral disclosure and reduced in writing or other tangible (including electronic) form including a prominent confidentiality notice and delivered to the Receiving Party within thirty (30) days of disclosure and (iii) the terms and existence of this Agreement. “Confidential Information” shall not include information which: (A) was known to the Receiving Party at the time of the disclosure by the Disclosing Party; (B) has become publicly known through no wrongful act of the Receiving Party; (C) has rightfully been received by the Receiving Party from a third party; or (D) has been independently developed by the Receiving Party.

“control”, “controlled by” and “under common control with” means the power, directly or indirectly, to direct or cause the direction of the management or policies of the controlled person, whether through the ownership of voting securities, by contract or otherwise.

“Deadlock Event” has the meaning specified in Section 2.5(b).

“Director” means a director of the Company.

“Disclosing Party” has the meaning specified in Section 6.2(a).

“Distributable Cash” means, with respect a particular calendar quarter, (a) the unrestricted free cash then on deposit with and owned and controlled by the Company as of the end of the applicable calendar quarter, minus (b) amounts determined by the majority of the Board to be set aside as reserves for the payment of all known and forecasted (pursuant to the then-current Business Plan) debts, liabilities, and obligations of the Company, which amounts shall be reasonable and appropriate in the context of the Company’s operations and prospects.

“Effective Date” has the meaning specified in the Preamble.

“JohnFK” has the meaning specified in the Preamble.

“JohnFK Director” means a Director nominated by JohnFK pursuant to Section 2.2, and validly appointed in accordance with the terms of this Agreement.

“JohnFK Group” means JohnFK and its Affiliates.

“Governmental Authority” means any: (i) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Person and any court or other tribunal); or (iv) individual, stock exchange, Person or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Indemnified Parties” has the meaning specified in Section 5.1.

“Indemnifying Party” has the meaning specified in Section 5.1.

“Law” means all applicable provisions of all (i) constitutions, treaties, statutes, laws (including common law), rules, regulations, ordinances or codes, (ii) orders, decisions, judgments, awards or decrees, and (iii) requests, guidelines or directives, in each case of any Governmental Authority.

“Losses” has the meaning specified in Section 5.1.

“Party” or “Parties” has the meaning specified in the Preamble.

“Permitted Transferee” has the meaning specified in Section 4.3.

“Person” means any individual, firm, company, corporation, limited liability company, unincorporated association, partnership, trust, joint venture, Governmental Authority or other entity, and shall include any successor (by merger or otherwise) of such entity.

“Proceedings” means any action, claim, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Receiving Party” has the meaning specified in Section 6.2(a).

“Resident Director” has the meaning specified in Section 2.2.

“Sanuwave” has the meaning specified in the Preamble.

“Sanuwave Director” means a Director nominated by Sanuwave pursuant to Section 2.2, and validly appointed in accordance with the terms of this Agreement.

“Sanuwave Group” means Sanuwave and its Affiliates.

“Securities” means Shares, other equity securities of the Company, and options, warrants, convertible securities, exchangeable securities or other rights to acquire Shares or other equity securities of the Company.

“SFRS” means Singapore Financial Reporting Standards.

“Share” or “Shares” means shares in the capital of the Company.

“Shareholders” means Sanuwave and JohnFK or any other person or persons to whom Shares are transferred in accordance with this Agreement and “Shareholder” shall mean any of them.

“Tax Liability Amount” means, with respect to a particular Shareholder and a particular taxable year of the Company, an amount equal to the product of (a) an assumed tax rate equal to the maximum combined federal, state and local income tax rate applicable to individuals or corporations resident in New York City or the State of California (whichever is highest), taking into account the deduction from U.S. federal taxable income for state taxes, multiplied by (b) the difference of (i) the taxable net profit attributable to the Shares held by such Shareholder for such taxable year of the Company, minus (ii) the cumulative amount of taxable net loss for all taxable years of the Company that is attributable to the Shares held by such Shareholder, but only to the extent such loss has not previously reduced taxable net profit allocated to such Shareholder by reason of these provisions.

“Transfer” means, with respect to any Security, any sale, assignment, gift, disposition, mortgage, pledge, encumbrance or other transfer, whether directly or indirectly and whether voluntarily or by operation of law, of the legal or beneficial ownership, economic benefits or voting rights of such Security.